Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Hecla Mining Company

Coeur d’Alene, Idaho

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3ASR (No. 333-145919) Form S-4 (Form 333-130682) and Form S-8 (No. 333-96995, 33-60095, and 33-60099) of Hecla Mining Company of our reports dated February 29, 2008, relating to the consolidated financial statements, and the effectiveness of Hecla Mining Company’s internal control over financial reporting, which appear in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K.

BDO Seidman, LLP

Spokane, Washington

February 29, 2008

R-221 (12/05)